Exhibit 10.1

GSV CAPITAL CORP.

WESTERN ALLIANCE BANK, AN ARIZONA CORPORATION

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of May 31, 2017 (“Closing Date”), by and between WESTERN ALLIANCE BANK, an Arizona corporation (“Bank”) and GSV CAPITAL CORP., a Maryland corporation (“Borrower”).

RECITALS

Borrower wishes to obtain credit from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance funds to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.       DEFINITIONS AND CONSTRUCTION.

1.1       Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Account Control Agreement” means that certain Account Control Agreement, dated as of May 31, 2017, by and among GSV Capital Corp., Bank, and U.S. Bank National Association (as such may be amended, modified or supplemented from time to time in accordance with the terms thereof and hereof).

“Accounts” has the meaning assigned in the Code.

“Additional Convertible Notes Indebtedness” means Indebtedness incurred by Borrower pursuant to Section 2.10 of the 2013 Convertible Notes Indenture whereby Borrower may reopen such indenture and issue additional convertible senior notes thereunder, as provided for in the 2013 Convertible Notes Indenture, or a future issuance by Borrower of convertible notes on substantially similar terms to the 2013 Convertible Notes Indebtedness.

“Administration Agreement” means that that certain Administration Agreement, dated as of March 8, 2013, by and between Borrower and GSV Capital Service Company, LLC, as administrator, as such agreement may be amended, modified or supplemented from time to time in accordance with the terms thereof and hereof.

“Advance” or “Advances” means the cash advance or advances under the Revolving Facility.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, managing partners, and managing members. Notwithstanding anything herein to the contrary, the term “Affiliate” shall not include any Person that constitutes a Portfolio Company.

“Bank Expenses” means all: reasonable and documented costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, tape files, and the equipment containing such information.

“Borrowing Base” means an amount equal to (i) one hundred percent (100%) of U.S. Government Securities held by Borrower (calculated as of the date of the Advance), plus (ii) fifty percent (50%) of the fair market value of unrestricted Investments in Public Portfolio Companies (calculated on a quarterly basis), plus (iii) twenty five percent (25%) of the fair market value of restricted Investments in Public Portfolio Companies (calculated on a quarterly basis), plus, (iv) five percent (5%) of the value of Investments in Private Portfolio Companies (valued in accordance with Accounting Standards Codification 820 (Fair Value Measurement) issued by the Financial Accounting Standards Board) (calculated on a quarterly basis) minus (e) the amount by which the value of the Portfolio Investments in any Portfolio Company exceeds 25% of the aggregate value of the Portfolio Investments in all Portfolio Companies taken together.

“Borrowing Base Certificate” means a certificate in substantially the form attached as Exhibit D hereto.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as an amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing thirty-five percent (35%) or more of the combined voting power of Borrower’s then outstanding securities; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by the Board of Directors of Borrower was approved by a vote of at least a majority of the directors then still in office who either were directions at the beginning of such period  or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“Charter Documents” means the articles of incorporation of Borrower as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Closing Date” means the date set forth above.

“Code” means the California Uniform Commercial Code, as the same may from time to time be enacted and in effect in the State of California.

“Collateral” means the property described on Exhibit A attached hereto.

“Compliance Certificate” means a Compliance Certificate in substantially the form attached hereto as Exhibit C.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Credit Extension” means each Advance, or any other extension of credit by Bank for the benefit of Borrower hereunder.

“Daily Balance” means the amount of the Obligations owed at the end of a given day.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“Event of Default” means any one or more of the events specified in Article 8.

“GAAP” means U.S. generally accepted accounting principles as in effect from time to time.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Investment” means any beneficial ownership of equity interests (including stock, partnership interests, limited liability company interests, or other securities) or debt securities of any Person, or any loan, advance or capital contribution to any Person.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.

“Investment Policies” means the investment objectives, policies, restrictions and limitations set forth in the Registration Statement on Form N-2 as filed with the SEC in July 2016 including any amendments, changes, supplements or modifications to such investment objectives, policies, restrictions and limitations; provided that any amendment, change, supplement or modification thereto that (a) is, or could reasonably be expected to be, materially adverse to Bank and (b) was effected without the prior written consent of Bank shall be deemed excluded from the definition of “Investment Policies” for purposes of this Agreement.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Investment Advisory Agreement” means that certain Investment Advisory Agreement, dated as of March 8, 2013, by and between Borrower and GSV Asset Management, LLC, as adviser, as such agreement may be amended, modified or supplemented from time to time in accordance with the terms thereof and hereof.

“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Bank at Borrower’s request.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations or condition (financial or otherwise) of Borrower or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents or (iii) the value or priority of Bank’s security interest in the Collateral.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding.

“Other Permitted Indebtedness” means (a) accrued expenses and current trade accounts payable incurred in the ordinary course of the Borrower’s business which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings, (b) Indebtedness (other than Indebtedness for borrowed money) arising in connection with transactions in the ordinary course of the Borrower’s business in connection with its purchasing of securities, derivatives transactions, reverse repurchase agreements or dollar rolls to the extent such transactions are permitted under the Investment Company Act and the Borrower’s Investment Policies, provided that such Indebtedness does not arise in connection with the purchase of Investments other than Cash Equivalents and U.S. Government Securities and (c) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as such judgments or awards do not constitute an Event of Default under Section 8.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

(a)       Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)       Indebtedness existing on the Closing Date and shown on the Schedule and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension;

(c)       Indebtedness to trade creditors incurred in the ordinary course of business;

(d)       the 2013 Convertible Notes Indebtedness;

(e)       Additional Convertible Notes Indebtedness on terms acceptable to Bank;

(f)       Purchase and repurchase obligations arising in the ordinary course of business with respect to U.S. Government Securities;

(g)       obligations payable to clearing agencies, brokers or dealers in connection with the purchase or sale of securities in the ordinary course of business;

(h)       Other Permitted Indebtedness; and

(i)       Unsecured Longer-Term Indebtedness on terms acceptable to Bank so long as no Default exists at the time of the incurrence thereof and provided that such Unsecured Longer-Term Indebtedness when added to the 2013 Convertible Notes Indebtedness shall not exceed $70,000,000 in the aggregate.

“Permitted Investment” means:

(a)       Investments existing on the Closing Date disclosed in the Schedule;

(b)       (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A 2 or P 2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank, and (iv) money market accounts; and

(c)       Investments made in accordance with the Borrower’s Investment Policies.

“Permitted Liens” means the following:

(a)       Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

(b)       Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clause (a) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(c)       Liens created by and pursuant to the 2013 Convertible Notes Indenture and the Pledge and Escrow Agreement, including with respect to both the 2013 Convertible Notes Indebtedness and, if permitted hereunder, the Additional Convertible Notes Indebtedness;

(d)       Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves;

(e)       Liens of suppliers, carriers, materialmen, warehousemen, workmen or mechanics and other similar Liens, in each case imposed by law or arising in the ordinary course of business, either not delinquent or being contested in good faith for which Borrower maintains adequate reserves;

(f)       Liens of a collecting bank on items in the course of collection arising under Section 4-208 of the Uniform Commercial Code or any similar section under any applicable Uniform Commercial Code or any similar requirement of law of any foreign jurisdiction;

(g)       Judgment liens securing judgments and other proceedings not constituting an Event of Default under Section 8.5 or Section 8.8 and pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect of such judgments and proceedings;

(h)       Liens arising from precautionary uniform commercial code financing statements filed under any lease permitted by the Loan Documents (or the precautionary grant of a security interest in respect thereof); and

(i)       Liens (including the right of set-off) in favor of a bank or other depository institution encumbering deposits arising in the ordinary course of business.

(j)       any right of offset, banker’s lien, security interest or other like right against the Investments held by the custodian pursuant to or in connection with its rights and obligations relating to the custody agreement by and between the Borrower and U.S. Bank National Association.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Pledge and Escrow Agreement” means that certain Pledge and Escrow Agreement, dated as of September 17, 2013, by and among GSV Capital Corp., as pledgor, U.S. Bank National Association, as trustee, and U.S. Bank National Association, as securities intermediary and escrow agent (as such may be amended, modified or supplemented from time to time in accordance with the terms thereof and hereof), which agreement was entered into with respect to the 2013 Convertible Notes Indebtedness and was filed with the SEC on September 18, 2013, as part of Borrower’s Current Report on Form 8-K.

“Portfolio Company” means Persons in which Borrower has made and retains direct Investments (not through a Subsidiary) in accordance with its Investment Policies.

“Prime Rate” means the U.S. Prime Rate published in the Money Rates section of the Western Edition of The Wall Street Journal, or such other rate of interest publicly announced from time to time by Bank as its Prime Rate. Bank may price loans to its customers at, above or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in Prime Rate.

“Private Portfolio Companies” means all Portfolio Companies that are not required to file reports pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended.

“Public Portfolio Companies” means all Portfolio Companies that are required to file reports pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Financial Officer, the President, the Treasurer, the Secretary, and any Vice President of Borrower and such other Persons as designated in a certificate in form and substance acceptable to Bank delivered from time to time to Bank.

“Revenue” is defined according to GAAP.

“Revolving Facility” means the facility under which Borrower may request Bank to issue Advances, as specified in Section 2.1 hereof.

“Revolving Line” means Credit Extensions of Twelve Million Dollars ($12,000,000).

“Revolving Maturity Date” means the later of (i) August 15, 2018 or (ii) thirty (30) days prior to the due date of the 2013 Convertible Notes Indebtedness (which as of the Closing Date is September 15, 2018), provided not later than May 31, 2019.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank and made a part hereof, if any.

“SEC” means the Securities and Exchange Commission.

“Secured Obligations” shall have the meaning given to it in the Pledge and Escrow Agreement.

“Transfer” shall have the meaning assigned to such term in Section 7.1.

“2013 Convertible Notes Indebtedness” means Indebtedness of Borrower, incurred in September 2013, in an aggregate original principal amount of Sixty Nine Million Dollars ($69,000,000) with respect to Borrower’s issuance of 5.25% convertible senior notes due September 15, 2018 pursuant to the 2013 Convertible Notes Indenture.

“2013 Convertible Notes Indenture” means that certain indenture dated as of September 17, 2013, by and between Borrower and U.S. Bank National Association with respect to Borrower’s 5.25% convertible senior notes due September 15, 2018, which indenture was filed with the SEC on September 18, 2013, as part of Borrower’s Current Report on Form 8-K.

“U.S. Government Securities” means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds, and notes.

“Unsecured Longer-Term Indebtedness” means any Indebtedness of Borrower that (a) has no amortization prior to, and a final maturity date not earlier than, six months after the Revolving Maturity Date (after giving effect to any extensions of the Revolving Maturity Date that have been exercised at the time of incurrence of the Indebtedness but not giving effect to any extensions exercised after the incurrence of such Indebtedness), (b) is incurred pursuant to documentation that is substantially comparable to market terms for substantially similar debt of other similarly situated borrowers as determined by the Borrower in its reasonable judgment and (c) is not secured by any assets of Borrower.

1.2       Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, as applied by the Borrower, and all calculations made hereunder shall be made in accordance with GAAP, as applied by the Borrower. When used herein, the terms “financial statements” shall include the notes, if any, and schedules thereto.

2.       LOAN AND TERMS OF PAYMENT.

2.1       Credit Extensions.

(a)       Promise to Pay. Borrower promises to pay to Bank, in lawful money of the United States of America, when due, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b)       Advances under the Revolving Line.

(i)       Amount. Subject to and upon the terms and conditions of this Agreement, Borrower may request Advances in an aggregate outstanding principal amount not to exceed the lesser of (i) the Borrowing Base or (ii) the Revolving Line. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section may be repaid and reborrowed at any time prior to the Revolving Maturity Date at which time all Advances together with any accrued but unpaid interest under this Section shall be immediately due and payable. Borrower may prepay any Advance without penalty or premium. Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission, electronic mail or telephone no later than 1:00 p.m. Pacific Time, on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B. Bank is authorized to make Advances under this Agreement, based upon written instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1 to Borrower’s deposit account maintained with Bank. Borrower shall use the proceeds of the Credit Extensions to (a) to make Investments in Portfolio Companies, (b) for working capital and general corporate purposes, including for the avoidance of doubt payment of dividends in accordance with the terms of this Agreement, and (c) to pay costs and expenses required to be paid pursuant to this Agreement, in each case, not in contravention of any applicable law and not in violation of this Agreement.

2.2       Overadvances. If the aggregate amount of the outstanding Advances exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrower shall immediately, but no later than 15 days, pay to Bank in cash, the amount of such excess.

2.3       Interest Rates, Payments, and Calculations.

(a)       Interest Rates. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to the Prime Rate plus three and one half of one percent (3.50%) per annum.

(b)       Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law, not in any case to be less than $25.00. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c)       Payments. Borrower promises to pay to the order of Bank, in lawful money of the United States of America, when due, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower hereunder. Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof. Interest hereunder shall be due and payable on the first (1st) Business Day of each month during the term hereof. Borrower shall repay the entire outstanding principal balance on the Revolving Maturity Date. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Revolving Line, in which case as against the Revolving Line, those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

(d)       Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.4       Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 3:00 p.m. Pacific Time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5       Fees. Borrower shall pay to Bank the following:

(a)       Facility Fee. A fully earned, non-refundable facility fee of $60,000 on the Closing Date;

(b)       Unused Revolving Line Facility Fee. Payable quarterly in arrears on the fifth (5th) Business Day after the end of each calendar quarter occurring after the Closing Date prior to the Revolving Maturity Date, and on the Revolving Maturity Date, a fee in an amount equal to one half of one percent (0.50%) per annum of the average unused portion of the Revolving Line, as determined by Bank. The unused portion of the Revolving Line, for purposes of this calculation, shall be calculated on a calendar quarter basis and shall equal the difference between (i) the Revolving Line, and (ii) the average for the period of the daily closing balance of the Revolving Line outstanding. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder; and

(c)       Bank Expenses. Within forty-five (45) days, all Bank Expenses incurred through the Closing Date, including reasonable attorneys’ fees and expenses and, after the Closing Date, all Bank Expenses, including reasonable attorneys’ fees and expenses, as and when they become due.

2.6       Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement in accordance with Article 9 upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding. Borrower may terminate this Agreement for any reason and at any time prior to the Revolving Maturity Date upon five (5) Business Days prior written notice to Bank, and such termination shall be effective upon the date specified in such termination notice so long as all amounts due to Bank pursuant to this Agreement shall be paid to Bank on or before the effective date, at which time Bank shall not have any further obligation to extend credit to Borrower.

3.       CONDITIONS OF LOANS.

3.1       Conditions Precedent to Initial Credit Extension. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions precedent and Bank receiving the following:

(a)       a fully executed copy of this Agreement;

(b)       a certificate of the Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c)       UCC National Form Financing Statement for the Borrower;

(d)       the Articles of Incorporation, certified by the Maryland Secretary of State;

(e)       the fully executed Account Control Agreement;

(f)       payoff letter from Silicon Valley Bank in form and substance acceptable to Bank;

(g)       payment of the fees then due and payable, as specified in Section 2.5 hereof; and

(h)       such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2       Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a)       timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1 signed by a Responsible Officer in substantially the form of Exhibit B attached hereto, including a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit D attached hereto; and

(b)       the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date (provided, however, that those representations and warranties expressly referring to another date shall be true and correct in all material respects as of such date), and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4.       CREATION OF SECURITY INTEREST.

4.1       Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest will constitute a valid, first priority security interest in the presently existing Collateral and will constitute a valid, first priority security interest in Collateral acquired after the date hereof, subject only to Permitted Liens.

4.2       Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form reasonably satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

4.3       Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice and at Borrower’s expense, from time to time during Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify such Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

5.       REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1       Due Organization and Qualification. Borrower is duly existing and in good standing in its jurisdiction of formation and qualified and licensed to do business in, and in good standing in, any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

5.2       Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents and the request for each Credit Extension hereunder are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in the Borrower’s Charter Documents or bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any material agreement to which it is a party or by which it is bound.

5.3       No Prior Encumbrances. Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

5.4       Charter Documents. The Charter Documents and the bylaws of Borrower are in full force and effect in the form presented to Bank as of the Closing Date except to the extent such Charter Documents and bylaws have been amended or restated in a manner that is not in violation of this Agreement.

5.5       Name; Location of Chief Executive Office. Except as set forth in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 10 hereof.

5.6       Litigation. Except as has been disclosed in writing by Borrower to Bank, there are no actions or proceedings pending by or against Borrower before any court or administrative agency reasonably likely to involve more than, individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000).

5.7       No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower that Bank has received from Borrower fairly present in all material respects Borrower’s financial condition as of the date thereof. There has not been a material adverse change in the consolidated or the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.8       Solvency, Payment of Debts. Borrower is solvent and able to pay its debts (including trade debts) as they mature.

5.9       Regulatory Compliance. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has not violated any statutes, laws, ordinances or rules applicable to it to the extent such violations would reasonably be expected to have a Material Adverse Effect.

5.10       Investment Company; RIC Status. Borrower is an “investment company” that has elected to be treated as a “business development company” pursuant to Section 54 of the Investment Company Act and has not revoked such election. Borrower will qualify as a regulated investment company under the IRC (“RIC”) for each taxable year. Borrower is in compliance in all material respects with the requirements of the Investment Company Act as they relate to business development companies.

5.11       Taxes. Except as disclosed by Borrower to Bank from time to time, Borrower has filed or caused to be filed all tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all taxes reflected therein.

5.12       Investments. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.13       Investment Accounts. Except as set forth in the Schedule, all of Borrower’s cash or cash equivalents are maintained or invested with Bank.

5.14       Government Consents. Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, the failure to obtain which would reasonably be expected to have a Material Adverse Effect.

5.15       Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

6.       AFFIRMATIVE COVENANTS.

Borrower shall do all of the following:

6.1       Good Standing. Borrower shall maintain its existence in its jurisdiction of formation and maintain qualification and good standing in each jurisdiction in which it is required to do so, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Borrower shall maintain in force all licenses, approvals and agreements necessary for the conduct of its business as currently conducted, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.2       Government Compliance. Except as otherwise provided in Section 6.10, Borrower shall comply with all material statutes, laws, ordinances and government rules and regulations to which it is subject, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.3       Financial Statements, Reports, Certificates. Borrower shall deliver to Bank:

(a)       as soon as available, but in any case within forty-five (45) days after the end of each fiscal quarter ending March 31, June 30 or September 30, (i) a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit C attached hereto, and (ii) a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit D attached hereto;

(b)       as soon as available, but in any event within ninety (90) days after the last day of each fiscal year, (i) a Compliance Certificate in substantially the form of Exhibit C attached hereto and (ii) a Borrowing Base Certificate in substantially the form of Exhibit D attached hereto each signed by a Responsible Officer;

(c)       Within five (5) days of filing, copies of all periodic and other reports, proxy statements, and other materials, including but not limited to audited annual financial statements and quarterly financial statements included in Borrower’s Form 10-K and Form 10-Q, as applicable, filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address; provided Bank receives notice of such posting;

(d)       receipt of notice thereof, a report of any legal actions pending or threatened against Borrower that is reasonably likely to result in damages or costs to Borrower of Two Hundred Fifty Thousand Dollars ($250,000) or more;

(e)       prompt notice of Borrower incurring any Additional Convertible Notes Indebtedness and Unsecured Longer-Term Indebtedness;

(f)       prompt notice of any failure to (i) comply with the portfolio diversification and similar requirements set forth in the Investment Company Act applicable to BDCs; (ii) comply with the portfolio diversification and similar requirements set forth in the IRC applicable to RICs; (iii) comply with the asset coverage requirements applicable to BDCs under the Investment Company Act (as determined pursuant to the Investment Company Act and any orders of the SEC issued to Borrower thereunder); and (iv) otherwise comply in any material respect with the requirements of the Investment Company Act as they relate to BDCs or the IRC as they relate to RICs, including without limitation any notice of such noncompliance from the SEC; and

(g)       budgets, operating plans or such other financial information as Bank may reasonably request from time to time.

6.4       Charter Documents. Borrower shall cause the Charter Documents to remain in full force and effect in the form presented to Bank as of the Closing Date, except that Borrower may amend or restate the Charter Documents in a manner that is not adverse to Bank, provided that Borrower shall provide Bank copies of any amendments.

6.5       Taxes. Borrower shall make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower has made such payments or deposits; provided that Borrower need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.6       Deposit and Investment Accounts. Other than the accounts listed on the Schedule at U.S. Bank National Association, which are subject to an account control agreement in favor of Bank, Borrower shall maintain its primary deposit accounts with Bank. Borrower shall cause to be deposited any proceeds of liquidity events of its investments or its sale of U.S. Treasuries into an account at Bank.

6.7       Minimum Net Asset Value. Borrower shall maintain a net asset value determined on a quarterly basis and set forth in Borrower’s current quarterly report on Form 10-Q or annual report on Form 10-K, as applicable, in an amount of at least the greater of (i) $60,000,000 or (ii) five times (5x) the amount of the Revolving Line.

6.8       Out of Debt. Borrower shall cause all Credit Extensions to be repaid with no balance to be outstanding hereunder for at least one (1) period of thirty (30) consecutive days every 364 days during the period from the Closing Date through the Revolving Maturity Date.

6.9       Investment Company; RIC Status. Borrower shall maintain its status and qualification as a “business development company” under the Investment Company Act, and as a RIC under the IRC. Neither Borrower nor any Subsidiary is, except with respect to Borrower as a business development company under the Investment Company Act, subject to any other applicable law which would restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

6.10       Leverage. Borrower is in compliance with all the leverage, debt-to-equity, asset coverage and borrowing limitations under the Investment Company Act (all as determined pursuant to the Investment Company Act and any orders of the Securities and Exchange Commission issued to Borrower thereunder), and Borrower is otherwise in compliance in all material respects with the requirements of the Investment Company Act as they relate to BDCs.

6.11       Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.       NEGATIVE COVENANTS.

Borrower will not do any of the following:

7.1       Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”) all or substantially all of its business or property, other than Transfers of securities, cash and Equipment in the ordinary course of Borrower’s business.

7.2       Change in Business; Change in Control or Executive Office. Engage in any business other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by Borrower as of the Closing Date; or suffer or permit a Change in Control; or without thirty (30) days prior written notification to Bank, relocate its chief executive office or state of formation; or without Bank’s prior written consent, change the date on which its fiscal year ends.

7.3       Mergers or Acquisitions. Merge or consolidate with or into any other business organization, or acquire all or substantially all of the capital stock or property of another Person, other than Permitted Investments.

7.4       Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except Indebtedness to Bank and, (i) regularly scheduled semi-annual interest payments under the 2013 Convertible Notes Indebtedness and (ii) if no Advances are outstanding, prepayment of the 2013 Convertible Notes Indebtedness.

7.5       Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, in each case, other than Permitted Liens.

7.6       Distributions. Pay any dividends or make any other distribution or payment to its stockholders other than in accordance with the Charter Documents. Notwithstanding the preceding sentence, Borrower may declare, pay or make any distribution or dividend necessary to qualify or to maintain its qualification as a regulated investment company (as defined under Section 851 of the Internal Revenue Code) or to avoid the imposition of a federal excise tax on undistributed earnings under Section 4982 of the Internal Revenue Code.

7.7       Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person other than Permitted Investments.

7.8       Portfolio Valuation. Permit reductions in the aggregate to the net asset value (relating to writedowns) of Borrower’s Investments determined on a quarterly basis and set forth in Borrower’s current quarterly report on Form 10-Q or annual report on Form 10-K, as applicable (“NAV”), measured in accordance with GAAP as of the last day of each calendar quarter, to exceed 15% of the NAV of Borrower measured as of the fiscal quarter ended December 31, 2016, excluding the value of such Investments with committed credit facilities with Bank.

7.9       Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are (i) in the ordinary course of Borrower’s business, or (ii) upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (iii) for transactions provided in the Investment Advisory Agreement and the Administration Agreement, or (iv) the payment of compensation and reimbursement of expenses of officers and directors in a manner consistent with current practice of the Borrower and general market practice, and indemnification of officers and directors in the ordinary course of business.

7.10       [Reserved]

7.11       Negative Pledge. Enter into or suffer to exist any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of the Collateral.

7.12       Compliance. Use the proceeds of any Credit Extension for any purpose that entails a violation of any applicable law or regulation, including under the Investment Company Act, in any material respect.

8.       EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default under this Agreement:

8.1       Payment Default. If Borrower fails to pay any of the Obligations when due and such payment is not made within five (5) days (which five (5) day cure period shall not apply to payments due on the Revolving Maturity Date);

8.2       Covenant Default. If Borrower fails to perform any obligation under Sections 2.2, 6.2, 6.4, 6.6, and 6.7 or violates any of the covenants contained in Article 7 of this Agreement, or fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within twenty (20) days after Borrower receives notice thereof or any Officer of Borrower becomes aware thereof, or if the default cannot be cured within such twenty (20) days or cannot be cured after Borrower’s attempt in such twenty (20) day period, and the default may be cured within a reasonable time, then Borrower will have an additional period (of not more than thirty (30) days in the aggregate) to attempt to cure the default;

8.3       Corporate Status. If Borrower is dissolved or such entity’s existence is otherwise terminated or any action is taken to effect such termination;

8.4       Material Adverse Effect. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect;

8.5       Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within twenty (20) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any material portion of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within twenty (20) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

8.6       Insolvency or Bankruptcy. If Borrower, becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within forty-five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.7       Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Five Hundred Thousand Dollars ($500,000) or which would have a Material Adverse Effect or if any default or breach occurs under an agreement or instrument between Bank and any Affiliate of Borrower;

8.8       Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of fifteen (15) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

8.9       Investment Advisory Agreement. If the Investment Advisory Agreement ceases to be in full force and effect;

8.10       [Reserved];

8.11       Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) cause, or could reasonably be expected to cause, a Material Adverse Effect, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction; or

8.12       Misrepresentations. If any material misrepresentation or material misstatement exists at the time made in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or any other Loan Document.

9.       BANK’S RIGHTS AND REMEDIES.

9.1       Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a)       Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6, all Obligations shall become immediately due and payable without any action by Bank);

(b)       Demand that Borrower (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and Borrower shall promptly deposit and pay such amounts;

(c)       Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(d)       Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(e)       Make such payments and do such acts as Bank considers necessary or reasonably desirable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral and/or any documents relating to the Collateral if Bank so requires, and to make such documents and/or the Collateral available to Bank as Bank may reasonably designate. Borrower authorizes Bank to peacefully enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to peacefully occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(f)       Dispose of the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate, in each case;

(g)       Bank may credit bid and purchase at any public sale; and

(h)       Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2       Right of Setoff; Deposit Accounts. Upon the occurrence and during the continuance of an Event of Default, Bank is authorized by Borrower, at any time and from time to time, (a) to set off against, and to appropriate and apply to the payment of, the obligations and liabilities of Borrower under the Loan Documents (whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all amounts owing by Bank to Borrower (whether payable in U.S. Dollars or any other currency, whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced) and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank in its sole discretion may elect.

9.3       Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (f) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clause (f) above regardless of whether an Event of Default has occurred and is continuing. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.

9.4       Payments Collection. At any time after the occurrence and during the continuance of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount so owing. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.5       Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6       Remedies Cumulative. Bank’s rights and remedies under this Agreement and other Loan Documents shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.7       Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

10.       NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by email or telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	GSV CAPITAL CORP. 2925 Woodside Road
Woodside, California 94062
Attn: William Tanona
Email: cfo@gsvam.com

If to Bank:	WESTERN ALLIANCE BANK 55 Almaden Boulevard, Suite 100 San Jose, CA 95113 Attn: Dan Pistone Email: dan.pistone@bridgebank.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.       CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

12.       JUDICIAL REFERENCE PROVISION.

12.1       In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

12.2       With the exception of the items specified in Section 12.3, below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other Loan Document, will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

12.3       The matters that shall not be subject to a reference proceeding are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

12.4       The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

12.5       The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

12.6       The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

12.7       Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

12.8       The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

12.9       If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

12.10       THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

13.       GENERAL PROVISIONS.

13.1       Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

13.2       Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions contemplated by this Agreement (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank’s breach of this Agreement, bad faith, gross negligence or willful misconduct.

13.3       Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

13.4       Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5       Amendments in Writing, Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

13.6       Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

13.7       Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

13.8       Patriot Act Notice.  Bank notifies Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “ Patriot Act “), it is required to obtain, verify and record information that identifies Borrower, which information includes names and addresses and other information that will allow Bank to identify the Borrower in accordance with the Patriot Act.

14.       NOTICE OF FINAL AGREEMENT.

BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

[SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

GSV CAPITAL CORP.

By:	/s/ William F. Tanona
Name:	William F. Tanona
Its:	Chief Financial Officer

WESTERN ALLIANCE BANK

By:	/s/ Benjamin Fong
Name:	Benjamin Fong
Title:	Assistant Vice President – Relationship Manager

DEBTOR:	GSV CAPITAL CORP.

SECURED PARTY:	WESTERN ALLIANCE BANK

EXHIBIT A

COLLATERAL DESCRIPTION ATTACHMENT

TO LOAN AND SECURITY AGREEMENT

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral shall exclude Borrower’s assets pledged to secure the Secured Obligations (as defined in the Pledge and Escrow Agreement) in connection with the 2013 Convertible Notes Indebtedness.